FOR IMMEDIATE RELEASE:

Contacts:Regina Milano (Media) Dan Loh (Investors)	914-701-8417 914-701-8200

Atlas Air Worldwide Holdings, Inc.
3Q07 Net Income Totals $32.4 Million, Up 357%

EPS Rises to $1.50 from $0.34 per Share

Fourth Consecutive Quarter of Year-Over-Year Margin,
Pretax Earnings, EPS Gains

2007 Pretax Earnings Expected to Exceed $130 Million

AAWW to Host Conference Call, Webcast at 2 P.M. Eastern Time

Purchase, N.Y., November 8, 2007 — Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo services, today reported substantially higher earnings for the third quarter of 2007 compared with the third quarter of 2006. The strong results reflect an ongoing optimization of assets and operations, the positive impact of Continuous Improvement initiatives, and continued strong demand, particularly in the Commercial Charter segment.

For the quarter, AAWW earned $32.4 million, 357% more than in the third quarter of 2006. Earnings per diluted share equaled $1.50, more than four times the year-ago level. Revenue for the quarter totaled $395.9 million, with operating income of $35.4 million and pretax income of $30.7 million. Net income reflected a tax benefit of $1.7 million that was principally due to a deduction for extraterritorial income related to 2005 and 2006, which resulted in a permanent income tax benefit of $15.4 million, or the equivalent of $0.71 per diluted share, during the quarter.

“Our strong third-quarter performance confirms our strategy of optimizing our asset base, our product mix, and our operations,” said William J. Flynn, President and Chief Executive Officer of AAWW.

He added, “We have taken the necessary steps to optimize our fleet mix and allocation over the last 18 months, which, in combination with our Continuous Improvement initiatives this quarter, has allowed us to grow earnings on a reduced total fleet count. Our focus on operational execution delivered a 4.1% increase in aircraft utilization during the quarter and helped overcome the impact of continuing high fuel prices to produce a 28.8% improvement in EBITDA and a 14.9% improvement in EBITDAR. We also continue to focus on our strategy of realigning our business towards the leasing and outsourcing of new and efficient freighter aircraft as a means to deliver stable, long-term earnings growth.”

Operating income totaled 8.9% of revenues in the third quarter of 2007 compared with 9.1% in the third quarter of 2006, while EBITDA increased to 12.0% of revenues versus 10.2%, and EBITDAR improved to 21.9% of revenues from 20.9%. Operating income in the third quarter of 2006, however, benefited from a $6.3 million gain on the sale of aircraft. Adjusting for this item, operating income increased 32.9% in the latest quarter, while operating margin improved to 8.9% from 7.4% in the year-ago period.

Average utilization of operating aircraft on a block-hours-per-day basis increased 4.1% during the quarter compared with the year-ago quarter on a flat operating fleet. On a total fleet basis, operating income per aircraft increased 19.2% to $0.956 million, with EBITDA per aircraft rising 42.7% to $1.3 million and EBITDAR per aircraft rising 27.4% to $2.3 million. Adjusting for the third-quarter 2006 gain on sale of aircraft, operating income per aircraft increased 47.3%.

Continuous Improvement initiatives contributed approximately $15.0 million of cost savings to AAWW’s third-quarter results. In addition to savings and efficiency improvements in maintenance, fuel, procurement and inventory, AAWW is beginning to realize benefits from longer lead-time projects which reduce aircraft down-time, lower cargo and ramp handling costs, and improve productivity. By year-end 2007, the Company expects to realize in excess of $65.0 million in annualized savings, and the Company is on track to exceed its goal of $100 million of annualized savings in 2008.

Mr. Flynn noted, “We are looking ahead to strong fourth quarter and full-year 2007 results. We expect that our full-year pretax earnings will exceed $130.0 million, well above pretax earnings of $93.8 million in 2006 and above $123.8 million in 2005.

“In late October 2008, we will begin providing express network ACMI service to DHL Express through Polar Air Cargo Worldwide. The commencement of our blocked-space agreement with DHL is expected to improve the profitability of the six 747-400s operating under the agreement. These aircraft will migrate from the Scheduled Service platform they are operating in today to a platform that will generate a profit contribution more consistent with our traditional ACMI operations, while mitigating traditional scheduled-service risks such as fuel. In addition, our partnership with DHL Express, which is reflected in their $150 million investment in Polar, provides AAWW the opportunity to be a strategic supplier of aircraft and related services to the global leader in the express market place and to build a relationship for future growth.”

Mr. Flynn concluded: “Our future is bright. Our core ACMI leasing business is founded on the best services and the best assets in our industry. We are delivering compelling value to our customers, and we will continue to do so as we renew our fleet. We expect continued strong growth in demand for leading-edge, wide-bodied freighters. We have a strong track record of innovation and execution in the global transportation and logistics market, driving strong financial performance.”

Conference Call

Management will host a conference call to discuss AAWW’s third-quarter 2007 financial and operating results at 2:00 P.M. Eastern Time on Thursday, November 8, 2007.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com.

For those unable to listen to the live presentation, a replay will be available on the above Web site until February 28, 2008. An audio replay will also be available through November 15, 2007 by dialing (800) 405-2236 (domestic) and (303) 590-3000 (international) and using Pass Code 11101487#.

3Q07 Performance Factors Versus 3Q06

Average utilization of operating aircraft during the third quarter increased 4.1% versus third quarter 2006, rising to over 11.4 block hours per aircraft per day from less than 11.0.

Total block hours in the third quarter rose 4.1% compared with the third quarter of 2006 (33,598 block hours versus 32,276), driven by stronger demand and flying activity in the Scheduled Service and Commercial Charter businesses. Significantly, the increase in 2007 block hours was achieved by an operating fleet of comparable size (32.0 operating aircraft in both periods). Improved aircraft utilization in 2007 was the result of action by management during 2006 and 2007 to maximize returns on select 747-200 aircraft through sales or subleases.

Operating revenue in third quarter 2007 rose 9.7%, or $34.9 million, compared with the year-earlier period. Approximately 60% of the increase was attributable to improved unit revenues, including the impact of a change in the mix of flying, with the remainder reflecting increased block-hour volumes.

In ACMI, demand for AAWW’s 747-400 aircraft remained strong during the quarter, with all available 747-400 ACMI capacity under contract through 2007. Improved average block-hour rates ($6,056 versus $5,963) reflected a higher proportion of 747-400 aircraft employed in the segment compared with 747-200 aircraft. The decline in ACMI block hours (14,681 versus 15,773) resulted largely from prior management actions to sell or dry lease 747-200 ACMI aircraft.

Eleven aircraft (ten 747-400s and one 747-200) were operated in the Company’s long-term ACMI operations at September 30, 2007, compared with 12 aircraft (ten 747-400s and two 747-200s) at September 30, 2006. Subsequent to the close of the third quarter, the contract on the 747-200 supporting ACMI at September 30, 2007 was extended through the end of December 2008. In addition, a second 747-200 is currently being deployed in ACMI on a short-term basis.

In Scheduled Service, traffic (as measured by revenue ton miles, or RTMs) increased 14.4 % during the third quarter, while capacity (as measured by available ton miles, or ATMs) increased 11.4%. As a result, load factor improved to 64.6% from 62.9% in the prior-year period.

Scheduled Service benefited from an improvement in the trans-Pacific market during September as well as from the proactive reallocation of capacity earlier in the year to favorable South American and trans-Atlantic trade routes. Overall, unit revenues (RATM) increased 1.5% ($0.264 versus $0.260), while yield decreased 1.2% ($0.408 versus $0.413).

AMC Charter business increased 1.5% (5,272 block hours versus 5,196) during the quarter as overseas deployment of U.S. military forces continued at a high rate. The Company capitalized on its ability to flexibly allocate available capacity to meet the increase in military demand. Block-hour rates improved 2.7% ($16,724 versus $16,277) due to an increase in the charter rate per ton mile flown paid by the U.S. military.

In Commercial Charter, the Company has implemented a strategic focus on developing solutions for customers in a range of key global businesses, including the oil and gas, heavy industry, and high-tech sectors, among others, to further maximize utilization of available capacity. In the third quarter, strong demand contributed to a doubling of block-hour volumes (1,766 versus 840) and a 9.6% increase in revenue per block hour ($15,639 versus $14,269).

Operating Expenses

Operating expenses in the quarter were $32.4 million, or 9.9%, higher than the comparable 2006 period, primarily due to an increase in fuel expense and increases in ground handling and landing fees related to greater Scheduled Service and Commercial Charter flying, as well as an increase in maintenance spending.

Total aircraft fuel expense rose 14.5%, or $17.8 million, during the quarter. Aggregate spending on fuel was mitigated by a $1.3 million benefit from fuel-hedging activities related to fuel requirements for the Company’s Scheduled Service business.

Increased flying in Scheduled Service, which is the only business segment where the Company is directly exposed to fuel-price volatility risk, and Commercial Charter resulted in a 20.8% increase in fuel gallons consumed (45,241 versus 37,464) during the quarter. The impact of increased fuel consumption, however, was partially offset by a 0.9% reduction in average price per gallon, including the effect of hedges ($2.24 versus $2.26). In the AMC segment, where the U.S. military reimburses the Company for fuel-price increases that exceed an agreed upon fuel price, fuel expense reflected slightly higher AMC activity and a 2.3% increase in the AMC fuel rate.

In line with the increased levels of flying in Scheduled Service and Commercial Charter, aggregate ground handling and landing fees during the quarter rose $3.8 million, or 10.6%, compared with the same quarter in 2006.

Maintenance expense during the quarter increased $5.2 million, or 15.6%, primarily as a result of an increase in heavy maintenance activity. The increase in heavy maintenance activity reflected two D Check events, one on a 747-200 aircraft and one on a 747-400 aircraft, compared with none in the third quarter of 2006. Maintenance expense in the quarter also increased due to a new engine maintenance agreement for certain engine components that, while providing a lower overall cost than previously experienced, requires monthly payments which are expensed as incurred.

Depreciation and amortization increased $1.9 million, or 18.5%, primarily due to a $1.8 million increase in costs related to the scrapping of certain engine parts during maintenance overhauls compared with the third quarter of 2006.

Other operating expenses decreased $3.1 million, or 13.2%, versus the third quarter of 2006, primarily due to a $1.0 million decrease in legal and professional fees, a $1.0 million decrease in consulting fees related to the redesign of internal controls that occurred in 2006, and a $1.5 million decrease in other miscellaneous expenses, offset in part by a $0.5 million increase in bad-debt expense.

Net Interest and Other Non-Operating Expenses

Net interest expense decreased $6.9 million, or 59.1%, compared with the third quarter of 2006, reflecting a lower level of outstanding debt, including the prepayment of $140.8 million of debt during the third quarter of 2006, an increase in interest income on higher average cash balances, and an increase in capitalized interest related to pre-delivery deposits on the Company’s Boeing 747-8F aircraft order.

Results for the third quarter of 2006 also included a $12.5 million loss on extinguishment of debt.

Income Taxes

Third-quarter results included an income tax benefit of $1.7 million compared with an income tax expense of $1.3 million in the third quarter of 2006, resulting in a benefit of 5.5% versus an effective tax expense rate of 15.8%.

Rates for the third quarter of 2007 reflect AAWW’s ability to claim a deduction on its federal income tax returns for extraterritorial income (ETI) of approximately $44.0 million related to 2005 and 2006. The ETI deduction resulted in a permanent income tax benefit of $15.4 million recorded during the third quarter. Management will review potential additional ETI deductions for 2002 through 2004 and for 2007, but cannot estimate at this time the additional benefit that may be recorded in the fourth quarter of 2007.

Rates for the third quarter of 2006 reflect a $2.0 million reduction of income tax expense resulting from the release of an income tax reserve following the final settlement of a federal income tax examination for the years 2001 through 2003.

During the third quarter of 2007, the Company modified certain tax accounting methods on its 2006 consolidated federal income tax return, resulting in a deferral of taxable income that eliminated the Company’s federal cash income tax liability for 2006 and also generated an additional $45.8 million net operating loss (NOL) carryover that can be applied to 2007 and future years.

Other income tax planning opportunities may reduce the Company’s effective income tax rate and cash tax liability in 2008 and beyond. These planning opportunities are not yet fully developed, however, and the potential tax rate reduction and cash tax savings cannot be accurately quantified at this time. The Company does not expect to pay significant cash income taxes for 2006 or 2007 and expects that its 2008 cash income taxes will be substantially reduced compared with the statutory rate or possibly eliminated.

Cash and Cash Equivalents

At September 30, 2007, AAWW’s cash and cash equivalents totaled $372.5 million compared with $231.8 million at year-end 2006.

The September 30 total reflects proceeds of $75.0 million from DHL Express’ investment in Polar Air Cargo Worldwide that were received in late June, as well as a $30.0 million refundable deposit from DHL that was received in July. An additional $75.0 million due from DHL Express is to be paid in two equal installments (with interest) on January 15, 2008 and November 17, 2008.

As part of this transaction, the Company expects to receive a post-closing working capital adjustment of approximately $22.9 million from DHL during the fourth quarter of 2007.

Outstanding Debt

At September 30, 2007, AAWW’s balance sheet debt and capital lease obligations totaled $398.6 million, including the impact of $77.5 million of unamortized discount related to fair market value adjustments recorded against its debt as a result of the application of fresh-start accounting.

The face value of AAWW’s debt and capital lease obligations at September 30, 2007 totaled $476.1 million before the discount, compared with $501.5 million on December 31, 2006.

Non-GAAP Financial Measures: EBITDAR and EBITDA

EBITDAR increased to $86.7 million, $2.3 million per aircraft on a total fleet basis, in the third quarter of 2007 compared with $75.5 million, $1.8 million per aircraft, in the third quarter of 2006.

EBITDA rose to $47.6 million, $1.3 million per aircraft, in the latest reporting period compared with $36.9 million, $0.9 million per aircraft on a total fleet basis, in the third quarter of 2006.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include EBITDAR and EBITDA. “EBITDAR” is defined as earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gains on the disposals of assets, and post-emergence costs and related professional fees, as applicable.  “EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, gains on the disposals of assets, and post-emergence costs and related professional fees, as applicable.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas and Polar offer a range of air cargo services that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis – cargo charters, military charters, scheduled air cargo service, and dry-leasing of aircraft.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on March 15, 2007. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2007 or thereafter.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Operating Revenues
ACMI	$88,902	$94,047	$264,441	$294,599
Scheduled Service	179,236	158,458	449,354	439,717
AMC Charter	88,169	84,574	296,163	229,651
Commercial Charter	27,618	11,986	71,947	60,269
Other revenue	12,010	12,007	38,023	35,406

	395,935	361,072	1,119,928	1,059,642

Operating Expenses
Aircraft fuel	140,333	122,522	374,767	339,009
Salaries, wages and benefits	58,740	59,731	181,928	178,901
Maintenance, materials and repairs	38,123	32,966	121,342	116,845
Aircraft rent	39,183	38,534	116,306	114,489
Ground handling and airport fees	20,818	19,301	56,524	54,211
Landing fees and other rent	18,673	16,394	54,691	50,271
Depreciation and amortization	12,171	10,275	31,808	30,320
Gains on disposal of aircraft	—	(6,256)	(1,005)	(9,035)
Travel	12,142	11,219	36,746	37,057
Post-emergence costs
and related professional fees	19	39	81	316
Other	20,373	23,482	62,654	76,718

Total operating expenses	360,575	328,207	1,035,842	989,102

Operating income	35,360	32,865	84,086	70,540

Non-operating Expenses
Interest income	(5,157)	(2,679)	(12,416)	(9,921)
Interest expense	11,150	14,216	33,672	48,704
Capitalized interest	(1,182)	219	(3,145)	(59)
Loss on extinguishment of debt	—	12,518	—	12,518
Other (income) expense, net	(112)	179	(20)	(454)

Total non-operating expenses	4,699	24,453	18,091	50,788

Income before income taxes	30,661	8,412	65,995	19,752
Income tax (benefit) expense	(1,691)	1,330	(15,739)	5,673

Net income	$32,352	$7,082	$81,734	$14,079

Income per share:
Basic	$1.52	$0.34	$3.86	$0.68

Diluted	$1.50	$0.34	$3.80	$0.67

Weighted average shares:
Basic	21,285	20,730	21,169	20,613

Diluted	21,560	21,110	21,482	21,079

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

		For the		For the
	For the	Three Months	For the	Nine Months
	Three Months Ended	Ended September	Nine Months Ended	Ended September 30,
	September 30, 2007	30, 2006	September 30, 2007	2006
Income before income taxes	$30,661	$8,412	$65,995	$19,752
Post-emergence costs and related professional fees	19	39	81	316
Gains on disposal of aircraft	—	(6,256)	(1,005)	(9,035)

Pretax income before gains on disposal of aircraft and post-emergence costs and related professional fees	30,680	2,195	65,071	11,033
Interest expense, net	4,811	11,756	18,111	38,724
Loss on extinguishment of debt	—	12,518	—	12,518
Other non-operating (income) expense	(112)	179	(20)	(454)

Operating income before non-operating expenses, gains on disposal of aircraft, and post-emergence costs and related professional fees	35,379	26,648	83,162	61,821
Depreciation and amortization	12,171	10,275	31,808	30,320

EBITDA, as adjusted*	47,550	36,923	114,970	92,141
Aircraft rent	39,183	38,534	116,306	114,489

EBITDAR, as adjusted*	$86,733	$75,457	$231,276	$206,630

• EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, gains on the disposals of assets, and post-emergence costs and related professional fees, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gains on the disposals of assets, and post-emergence costs and related professional fees, as applicable.

Atlas Air Worldwide Holdings, Inc.

Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,		Percent	September 30,		Percent
	2007	2006	Change	2007	2006	Change
Fleet: (average during the period)
Operating aircraft count (1) 32.0		32.0	-	32.2	36.4	(11.5%)
Block Hours
ACMI	14,681	15,773	(6.9%)	44,122	49,839	(11.5%)
Scheduled Service 11,689		10,269	13.8%	30,854	28,920	6.7%
AMC Charter	5,272	5,196	1.5%	17,582	14,272	23.2%
Commercial Charter 1,766		840	110.2%	4,803	4,104	17.0%
All Other	190	198	(4.0%)	544	575	(5.4%)

Total Block Hours 33,598		32,276	4.1%	97,905	97,710	0.2%

Revenue Per Block Hour
ACMI	$6,056	$5,963	1.6%	$5,993	$5,911	1.4%
AMC Charter	$16,724	$16,277	2.7%	$16,845	$16,091	4.7%
Commercial Charter $15,639		$14,269	9.6%	$14,980	$14,685	2.0%
Scheduled Service Traffic
RTM’s (000’s)	439,203	384,061	14.4%	1,150,562	1,078,079	6.7%
ATM’s (000’s)	679,960	610,307	11.4%	1,796,894	1,708,803	5.2%
Load Factor	64.6%	62.9%	1.7 pts	64.0%	63.1%	0.9 pts
RATM (2) $0.264		$0.260	1.5%	$0.250	$0.257	(2.7%)
RTM Yield (3) $0.408		$0.413	(1.2%)	$0.391	$0.408	(4.2%)
Fuel
Scheduled Service and Commercial
Charter:
Average fuel cost per gallon $2.24		$2.26	(0.9%)	$2.11	$2.13	(0.9%)
Fuel gallons consumed (000’s) 45,241		37,464	20.8%	116,935	110,937	5.4%
AMC Charter:
Pegged fuel cost per gallon $2.25		$2.20	2.3%	$2.25	$2.20	2.3%
Fuel gallons consumed (000’s) 17,284		17,137	0.9%	56,873	46,887	21.3%
	(1) Fleet excludes the following aircraft count that were dry leased or out of service:
Dry leased	5.0	3.0	66.7%	5.0	3.0	66.7%
Out of service -		6.0	(100.0%)	-	2.0	(100.0%)
For the Nine Months Ended September 30, 2006, Fleet includes one aircraft held for sale that did no commercial flying during the period through its disposition in April 2006. The average operating aircraft count for 2006 also included three aircraft held for sale and two available for lease, all of which were subsequently sold or dry leased.
(2) RATM represents scheduled service revenue dollars per available ton mile.
(3) RTM Yield represents scheduled service revenue dollars per revenue ton mile.